As filed with the Securities and Exchange Commission on August 5, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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STONERIDGE, INC.
(Exact name of registrant as specified in its charter)

Ohio	34-1598949
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9400 East Market Street	44484
(Address of Principal Executive Offices)	(Zip Code)

STONERIDGE, INC. AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN, AS AMENDED, AND STONERIDGE, INC. AMENDED DIRECTORS’ RESTRICTED SHARES PLAN
(Full title of the plan)

JOHN C. COREY Stoneridge, Inc. 9400 East Market Street Warren, Ohio 44484
(Name and address of agent for service)

(330) 856-2443
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, without par value	1,700,000(1)	$12.02(2)	$20,434,000	$2,787.20

(1)	Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)	Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee is based on $12.02, the average of the high and low sale prices on July 30, 2013, of the Registrant’s Common Shares as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed in (a) through (d) below are incorporated by reference into this Registration Statement. All documents filed by Stoneridge, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

(a) The Registrant’s Annual Report on Form 10-K (the “2012 Form 10-K”) for the fiscal year ended December 31, 2012;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2012, including the Form 10-Q for the quarter ended March 31, 2013 and June 30, 2013, and any amendments thereto, and the Current Reports on Form 8-K filed with the Commission on February 11, 2013, March 4, 2013, May 8, 2013, May 9, 2013, and August 1, 2013;

(c) The information contained in the Registrant’s Proxy Statement dated April 8, 2013, for its Annual Meeting of Shareholders held on May 6, 2013, that has been incorporated by reference in the 2012 Form 10-K and was filed with the Commission on Schedule 14A on April 8, 2013; and

(d) The description of the Registrant’s Common Shares contained in the Form 8-A Registration Statement filed with the Commission on September 8, 1997 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the Common Shares offered hereby has been passed upon for the Registrant by Tucker Ellis LLP, Cleveland, Ohio. Robert M. Loesch, corporate secretary of the Registrant, is a partner in Tucker Ellis LLP.

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Item 6.	Indemnification of Directors and Officers.

The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.

The Registrant’s Amended and Restated Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was an officer or director of the Registrant upon the receipt of an undertaking to repay such amount unless it is ultimately determined that the officer or director is entitled to indemnification. The Amended and Restated Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such officer, employee or agent against such liability under the provisions of the Amended and Restated Code of Regulations of the Registrant.

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

The Registrant on December 17, 2009 entered into an indemnification agreement with certain of its executive officers and other employees, including John C. Corey, President and Chief Executive Officer and George E. Strickler, Executive Vice President, Chief Financial Officer and Treasurer (an “Indemnified Employee”). In order to address potential limitations in directors and officers (“D&O”) insurance and to induce the Indemnified Employee to continue to serve as an officer and/or employee of the Registrant, the Registrant entered into the Indemnification Agreement with the Indemnified Employee. In consideration of the continued service as an officer and/or employee of the Registrant the Indemnification Agreement provides that the Registrant will indemnify the Indemnified Employee to the fullest extent not otherwise prohibited by the statute or other applicable law, including without limitation indemnity against any and all costs and expenses, in connection with any threatened, pending, or completed action, suit or proceeding, arbitration or other alternative dispute resolution mechanism, whether domestic or foreign, whether civil, criminal, administrative, or investigative, to which the Indemnified Employee is or at any time becomes a party, or is threatened to be made a party, as a result, directly or indirectly, of serving at any time: (i) as a director, officer, employee, or agent of the Registrant; or (ii) at the request of the Registrant as a director, officer, employee, trustee, fiduciary, manager, member, or agent of a corporation, partnership, trust, limited liability company, employee benefit plan, or other enterprise or entity, whether domestic or foreign.

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Under the Indemnification Agreement there is no Registrant indemnity obligation (i) except to the extent that the aggregate amount of losses to be indemnified exceed the aggregate amount of such losses for which the Indemnified Employee is actually paid or reimbursed pursuant to D&O insurance, if any, which may be purchased and maintained by the Registrant or any of its subsidiaries; (ii) on account of any proceeding in which judgment is rendered against the Indemnified Employee for an accounting of profits made from the purchase or sale of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act; (iii) on account of the Indemnified Employee’s conduct which is determined to have been knowingly fraudulent, deliberately dishonest, or willful misconduct, except to the extent such indemnity is otherwise permitted under the statute; (iv) with respect to any remuneration paid to Indemnified Employee determined by a court having jurisdiction to have been in violation of law; and (v) if it shall have been determined by a court having jurisdiction that indemnification is not lawful.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Second Amended and Restated Articles of Incorporation of Stoneridge, Inc.(1)

4.2	Amended and Restated Code of Regulations of Stoneridge, Inc.(2)

4.3	Amended and Restated Long-Term Incentive Plan, as amended

4.4	Amended Directors’ Restricted Shares Plan

5.1	Opinion of Tucker Ellis llp as to legality of the Common Shares being registered

23.1	Consent of Tucker Ellis llp (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young llp, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included at page II-6 and II-7)

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(1)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(2)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.

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Item 9.	Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The Registrant further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Ohio, on this 5 day of August 2013.

STONERIDGE, INC.

By:	/s/ George E. Strickler
George E. Strickler
Executive Vice President,
Chief Financial Officer and Treasurer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John C. Corey, George E. Strickler or Robert M. Loesch any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, and to file the same with all exhibits hereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on August 5, 2013 by the following persons in the capacities indicated below.

Signature	Title

/s/ John C. Corey	Director, President and Chief Executive Officer
John C. Corey	(Principal Executive Officer)

/s/ George E. Strickler	Executive Vice President, Chief Financial
George E. Strickler	Officer and Treasurer
(Principal Financial and Accounting Officer)

/s/ Jeffrey P. Draime	Director
Jeffrey P. Draime

/s/ Douglas C. Jacobs	Director
Douglas C. Jacobs

/s/ Ira C. Kaplan	Director
Ira C. Kaplan

Director
Kim Korth
Director
William M. Lasky
/s/ George S. Mayes, Jr.	Director
George S. Mayes, Jr.

/s/ Paul J. Schlather	Director
Paul J. Schlather

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EXHIBIT INDEX

Exhibit Number Description of Exhibit

4.1	Second Amended and Restated Articles of Incorporation of Stoneridge, Inc.(1)

4.2	Amended and Restated Code of Regulations of Stoneridge, Inc.(2)

4.3	Amended and Restated Long-Term Incentive Plan, as amended

4.4	Amended Directors’ Restricted Shares Plan

5.1	Opinion of Tucker Ellis llp as to legality of the Common Shares being registered

23.1	Consent of Tucker Ellis llp (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Ernst & Young llp, Independent Registered Public Accounting Firm

24.1	Powers of Attorney (included at page II-6 and II-7)

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(1)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(2)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007.